Exhibit 5.1

May 14, 2020	Mayer Brown LLP
71 South Wacker Drive
GWG Holdings, Inc.	Chicago, Illinois 60606-4637
325 North St. Paul Street, Suite 2650	Main Tel +1 312 782 0600
Dallas, Texas 75201	Main Fax +1 312 701 7711
Re: Registration Statement on Form S-1 (No. 333-237458)	www.mayerbrown.com

Ladies and Gentlemen:

We have acted as counsel to GWG Holdings, Inc., a Delaware corporation (the “Company”), and to GWG Life, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (the “Guarantor”), in connection with their filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (No. 333-237458) (as it may be amended from time to time, the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”), relating to the proposed offer and sale of up to $2,000,000,000 aggregate principal amount of units of L Bonds of the Company (the “Units”) and the related guarantee of the Guarantor (the “Guarantee”). The Units and the Guarantee are collectively referred to as the “Securities.”

The Securities are to be issued pursuant to an Amended and Restated Indenture, dated October 23, 2017, by and among the Company, the Guarantor, and the Bank of Utah, N.A., as trustee (the “Trustee”), as amended by Amendment No. 1 to the Amended and Restated Indenture, dated March 27, 2018 and Amendment No. 2 to the Amended and Restated Indenture, dated December 31, 2019, and as supplemented by the Supplemental Indenture, dated as of August 10, 2018 (as the same may be amended or supplemented from time to time hereafter, the “Indenture”). The Securities may be issued and sold or delivered as set forth in the Registration Statement, any amendment thereto, and the prospectus contained therein. The prospectus provides that it will be supplemented in the future by one or more Company filings made with the Commission under the Securities and Exchange Act of 1934, or prospectus supplements filed with the Commission pursuant to Rule 424 under the Securities Act, or both (as so supplemented from time to time, the “Prospectus”).

In rendering the opinions expressed below, we have examined (i) the Registration Statement and the prospectus contained therein, (ii) the Company’s Certificate of Incorporation, as amended to the date hereof, (iii) the Company’s amended and restated bylaws, as amended to the date hereof, (iv) the Guarantor’s Certificate of Formation and limited liability company operating agreement, (v) resolutions of the Company’s Board of Directors, and (vi) an executed copy of the Indenture. We have also examined such other documents and instruments and have made such further investigations as we have deemed necessary or appropriate in connection with this opinion.

In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. As to all parties other than the Company and the Guarantor, we have assumed the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto in accordance with their respective terms. We have also assumed that (i) the Registration Statement will become, and remain, effective under the Securities Act, (ii) the Units have been duly executed and authenticated by the Trustee in accordance with the terms of the Indenture and delivered to the holders against payment therefor in accordance with the terms and provisions of the Indenture and as contemplated by the Registration Statement and the Prospectus; (iii) the terms of the Securities as executed and delivered are as described in the Registration Statement and the Prospectus; and (iv) the Units will be issued and sold in compliance with applicable federal and state laws and in the manner stated in the Registration Statement and the Prospectus.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian partnership).

As to matters of fact (but not as to legal conclusions), to the extent we deemed proper, we have relied on certificates of responsible officers of the Company and of public officials.

Based upon the foregoing, and subject to the assumptions, conditions and limitations stated herein, we are of the opinion that:

(i) the Units have been duly authorized by the Company and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforceability of creditors’ rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and will be entitled to the benefits provided by the Indenture; and

(ii) the Guarantee has been duly authorized by the Guarantor and will constitute a valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforceability of creditors’ rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus and any related prospectus supplement under the caption “Legal Matters” with respect to the matters stated therein. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We express no opinion as to matters under or involving any laws other than the laws of the State of Delaware and the federal laws of the United States of America.

Very truly yours,

/s/ Mayer Brown LLP
MAYER BROWN LLP